As filed with the Securities and Exchange Commission July 28, 2025

Registration No. 333-273012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Registration Statement No. 333-273012

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PENNS WOODS BANCORP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	23-2226454
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 Market Street,

P.O. Box 967
Williamsport, Pennsylvania

17703-0967

(570) 322-1111

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Douglas M. Schosser

Chief Financial Officer

Northwest Bancshares, Inc.

as successor by merger to Penns Woods Bancorp, Inc.

3 Easton Oval Street, Suite 500

Columbus, Ohio 43219

(814) 726-2140

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Michael Dailey, Esq.

Dinsmore & Shohl LLP

191 W. Nationwide Blvd., Suite 200

Columbus, Ohio 43215

(614) 628-6921

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) is being filed by Penns Woods Bancorp, Inc., a Pennsylvania corporation (the “Registrant”), to terminate any and all offerings under the Registration Statement on Form S-3 (No. 333-273012), filed on June 29, 2023, relating to the registration of 250,000 shares of the Registrant’s common stock for its Dividend Reinvestment and Stock Purchase Plan (the “Registration Statement”) and to deregister any and all securities registered but unsold as of the date hereof thereunder.

On July 25, 2025, pursuant to the terms of the Agreement and Plan of Merger, dated as of December 16, 2024, by and between the Registrant and Northwest Bankshares, Inc., a Maryland corporation (“Northwest”), the Registrant merged with and into Northwest (the “Merger”), with Northwest being the surviving corporation.

As a result of the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered under the Registration Statement which remain unsold at the termination of the offerings, the Registrant hereby removes from registration by means of this Post-Effective Amendment all such securities registered under the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on July 28, 2025.

NORTHWEST BANCSHARES, INC., as successor by merger to PENNS WOODS BANCORP, INC.

By:	/s/ Douglas M. Schosser
Name:	Douglas M. Schosser
Title:	Chief Financial Officer

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.